Exhibit 99.1

FOR RELEASE AT 3:00 PM CDT

Contact:  Dennis Bowe
Vice President and
Chief Financial Officer
414-247-3399
www.strattec.com

STRATTEC SECURITY CORPORATION

REPORTS FISCAL 2023 FOURTH QUARTER AND FULL YEAR

OPERATING RESULTS

Milwaukee, Wisconsin – August 10, 2023 -- STRATTEC SECURITY CORPORATION (“STRATTEC” or the “Company”) (NASDAQ:STRT) today reported operating results for the fiscal fourth quarter ended July 2, 2023.  Despite higher net sales, the comparative current year fourth quarter operating profit results were lower than the results in the same period for the prior year due to higher manufacturing input costs and a stronger Mexican Peso against the U.S. dollar, which was partially offset by lower engineering costs associated with a customer reimbursement of engineering development costs.

Fourth Quarter Overview

Net sales for the fourth quarter ended July 2, 2023 were $132.2 million, compared to net sales of $123.1 million for the fourth quarter ended July 3, 2022. Net loss was $2.7 million in the current year fourth quarter, compared to net income of $384,000 in the prior year fourth quarter.  Diluted loss per share for the current year fourth quarter was $0.69 compared to diluted earnings per share of $0.10 in the prior year fourth quarter.  The current year fourth quarter included a $4.7 million net loss associated with an Equity Restructuring Agreement (described below) equating to a loss per share of $1.19.

On June 30th, the Company announced that it had entered into and subsequently completed the transactions contemplated by an Equity Restructuring Agreement (Restructuring Agreement) between the Company and WITTE Automotive GmbH (WITTE) related to both the Company's Vehicle Access Systems Technologies LLC (VAST LLC) joint venture and its STRATTEC Power Access LLC (SPA) joint venture.  Under the terms of the Restructuring Agreement, the Company agreed to sell to WITTE its one-third interest in VAST LLC for a net purchase price of $18,500,000 plus the Company received ownership of:  (1) WITTE's 20% minority interest in STRATTEC Power Access LLC (SPA); and (2) the net assets of VAST LLC's Korea branch office, which now operates as a newly registered Korea branch of the Company.  Of the aforementioned $4.7 million net loss for the Equity Restructuring Agreement, $4.4 million was related to tax effects, primarily a $2.2 million China non-resident capital gain tax and a valuation allowance of $1.4 million related to our assessment of the future realization of U.S. capital loss carryforwards.

Full Year Earnings Overview

For the year ended July 2, 2023, the Company’s net sales were $492.9 million compared to net sales of $452.3 million in the prior year. Net loss during the current year was $6.7 million compared to net income of $7.0 million in the prior year.  Diluted loss per share was $1.70 for the year ended July 2, 2023 compared to diluted earnings per share of $1.79 during the prior year ended July 3, 2022. As referenced in the fourth quarter overview, the current year included a $4.7 million net loss associated with the aforementioned Equity Restructuring Agreement equating to a loss per share of $1.20.

Discussion of Quarterly Results
Net sales to each of our customers in the current year quarter and prior year quarter were as follows (in millions):

	Three Months Ended
	July 2, 2023	July 3, 2022

General Motors Company	$39.1	$38.6
Ford Motor Company	26.6	21.8
Stellantis	22.3	20.6
Tier 1 Customers	20.1	16.5
Commercial and Other OEM Customers	14.5	14.9
Hyundai / Kia	9.6	10.7
TOTAL	$132.2	$123.1

It is important to note that the prior year quarter sales included an additional 53rd week of sales.   The quarter-over-quarter sales increase of $9.1 million would have been $16.7 million had the prior year not included that extra week.  The increase in net sales between quarters was due to improved global semiconductor chip availability in the current year quarter relative to the prior year quarter, which positively impacted sales to General Motors Company, Ford Motor Company, Stellantis and Tier 1 Customers.  Specifically, sales growth to General Motors Company in the current year quarter was attributed to higher production volumes of pickup trucks and SUVs for which we supply components.  The increased sales between quarters for Ford Motor Company was due to higher production volumes of their pickup trucks, while Stellantis’s growth was attributed to higher production volumes of their minivan.  The increased sales for Tier One customers includes other components sold for both the GM Pickup Trucks and SUVs and the Stellantis minivan.  The decrease in sales for Hyundai/Kia was due to lower production volumes in the quarter for the Kia minivan.

Despite improved fixed cost absorption associated with 7.4% higher net sales in the current year quarter compared to the prior year quarter, gross profit margins declined to 9.3% from 11.3% in the prior year quarter primarily due to higher cost of purchased materials, increased costs in our Mexican operations related to the mandatory minimum wage increase enacted by the Mexican Government effective January 1, 2023, and an unfavorable average U.S. dollar / Mexican Peso exchange rate between quarters.

Engineering, Selling, and Administrative expenses decreased $1.5 million in the current year quarter compared with the prior year quarter due to a customer reimbursement of engineering development costs, which costs were mostly incurred during the nine-month period ended April 2, 2023.

Included in Other (Expense) Income, Net in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	July 2,	July 3,
	2023	2022

Equity Loss of VAST LLC Joint Venture	$(375)	$(764)
Net Foreign Currency Transaction (Loss) Gain	(725)	358
Other	11	(260)
	$(1,089)	$(666)

The equity loss of VAST LLC in the current year quarter compared to the prior year quarter was lower due to improved profitability in VAST China partially offset by a loss of $466,000 on the disposition of VAST LLC’s Brazilian subsidiary.

Frank Krejci, STRATTEC President and CEO commented: “While the fourth quarter generated positive operational results, 2023 has been a challenging fiscal year for us financially.  However, the restructuring of our partnership within VAST provides us with a stronger balance sheet, 100% ownership in our award-winning power products business, and greater focus on our strategic initiatives in the years ahead while still being able to collaborate with our former VAST partners on mutually beneficial opportunities.

In the quarter we grew our sales compared to the prior year quarter and saw improvement in the cost of some key raw materials. However, those positives were offset by continued inflationary pressure from our component suppliers, significantly higher government mandated wages in our Mexican operations and a weakening U.S. dollar against the Mexican peso.  For the year the Mexican government mandated wage increases and a weaker U.S. Dollar/Mexican Peso relationship resulted in more than a $10 million deterioration in our margins.

Our Team has demonstrated great resiliency overcoming adversity during these difficult times.  As we enter a new fiscal year, we will remain highly motivated to continue improving the overall profitability of the business. Final resolution of the protracted inflation related pricing negotiations with our customers is particularly important and impactful.  We will continue implementing new ideas for additional cost efficiencies, adding vertical integration opportunities, and launching new products and programs with improved economics and margins.”

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power liftgate systems, power tailgate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a strategic and supply relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market and manufacture each company’s products to global customers under the “VAST Automotive Group” brand name.  STRATTEC’s history in the automotive business spans over 110 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customers’ product recall policies, work stoppages at the Company or at the location of its key customers as a result of labor disputes, foreign currency fluctuations, uncertainties stemming from U.S. trade policies, tariffs and reaction to same from foreign countries, the volume and scope of product returns or customer cost reimbursement actions, adverse business and operational issues resulting from semiconductor chip supply shortages and the coronavirus (COVID-19) pandemic and costs of operations (including fluctuations in the cost, and factors impacting the availability, of necessary raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Condensed Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022

Net Sales	$132,219	$123,073	$492,946	$452,265

Cost of Goods Sold	119,951	109,177	450,794	396,249

Gross Profit	12,268	13,896	42,152	56,016

Engineering, Selling & Administrative Expenses	10,975	12,436	48,241	47,119

Income (Loss) from Operations	1,293	1,460	(6,089)	8,897

Interest Expense	(369)	(62)	(960)	(221)

Other (Expense) Income, net	(1,089)	(666)	(619)	583

(Loss) Income Before Provision for Income Taxes and Non- Controlling Interest	(165)	732	(7,668)	9,259

Provision for Income Taxes	2,919	76	1,281	415

Net (Loss) Income	(3,084)	656	(8,949)	8,844

Net (Loss) Income Attributable to Non-Controlling Interest	(384)	272	(2,279)	1,828

Net (Loss) Income Attributable to STRATTEC SECURITY CORPORATION	$(2,700)	$384	$(6,670)	$7,016

(Loss) Earnings Per Share:
Basic	$(0.69)	$0.10	$(1.70)	$1.82
Diluted	$(0.69)	$0.10	$(1.70)	$1.79

Average Basic Shares Outstanding	3,928	3,876	3,921	3,861

Average Diluted Shares Outstanding	3,928	3,920	3,921	3,910

Other
Capital Expenditures	$3,646	$4,781	$17,370	$14,188
Depreciation	$4,340	$4,655	$17,485	$19,379

STRATTEC SECURITY CORPORATION
Condensed Balance Sheet Data
(In Thousands)
(Unaudited)

	July 2, 2023	July 3, 2022

ASSETS
Current Assets:
Cash and Cash Equivalents	$20,571	$8,774
Receivables, net	89,811	75,827
Inventories, net	77,597	80,482
Customer Tooling in Progress, net	20,800	10,828
Other Current Assets	17,003	12,321
Total Current Assets	225,782	188,232
Investment in Joint Ventures	-	26,654
Other Long-term Assets	20,702	12,519
Property, Plant and Equipment, net	94,446	91,729
	$340,930	$319,134

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$57,927	$43,950
Other	51,059	37,579
Total Current Liabilities	108,986	81,529
Accrued Pension and Postretirement Obligations	2,363	2,588
Borrowings Under Credit Facility	13,000	11,000
Other Long-term Liabilities	5,557	4,070
Shareholders' Equity	334,683	342,568
Accumulated Other Comprehensive Loss	(14,194)	(18,588)
Less: Treasury Stock	(135,526)	(135,580)
Total STRATTEC SECURITY
CORPORATION Shareholders' Equity	184,963	188,400
Non-Controlling Interest	26,061	31,547
Total Shareholders' Equity	211,024	219,947
	$340,930	$319,134

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Cash Flows from Operating Activities:
Net (Loss) Income	$(3,084)	$656	$(8,949)	$8,844
Adjustments to Reconcile Net (Loss) Income to
Cash Provided by (Used in) Operating Activities:
Depreciation	4,340	4,655	17,485	19,379
Equity Loss (Earnings) in Joint Ventures	375	764	(1,559)	(177)
Foreign Currency Transaction Loss (Gain)	821	(313)	2,935	(237)
Unrealized Loss (Gain) on Peso Contracts	534	116	627	(384)
Stock Based Compensation Expense	327	267	1,466	1,140
Loss on Settlement of Pension Obligation	-	-	217	-
Deferred Income Taxes	(4,937)	(1,986)	(4,937)	(1,986)
Change in Operating Assets/Liabilities	4,437	(5,669)	2,670	(16,820)
Other, net	(230)	163	140	677

Net Cash Provided by (Used in) Operating Activities	2,583	(1,347)	10,095	10,436
Cash Flows from Investing Activities:
Investment in Joint Ventures	(41)	(75)	(278)	(150)
Proceeds from Sale of VAST LLC	26,170	-	26,170	-
Purchase of VAST Korea	354	-	354	-
Additions to Property, Plant & Equipment	(3,646)	(4,781)	(17,370)	(14,188)
Proceeds on Sales of Property, Plant & Equipment	10	5	25	5

Net Cash Provided by (Used in) Investing Activities	22,847	(4,851)	8,901	(14,333)
Cash Flows from Financing Activities:
Borrowings on Line of Credit Facility	4,000	2,000	17,000	13,000
Payments on Line of Credit Facility	(12,000)	(3,000)	(15,000)	(14,000)
Purchase of Non-Controlling Interest	(9,019)	-	(9,019)	-
Dividends Paid to Non-controlling Interest	-	(600)	(600)	(1,800)
Option Exercises & Employee Stock Purchases	19	24	183	908

Net Cash Used in Financing Activities	(17,000)	(1,576)	(7,436)	(1,892)
Effect of Foreign Currency Fluctuations on Cash	55	89	237	98
Net Increase (Decrease) in Cash & Cash Equivalents	8,485	(7,685)	11,797	(5,691)
Cash & Cash Equivalents:
Beginning of Period	12,086	16,459	8,774	14,465
End of Period	$20,571	$8,774	$20,571	$8,774